Exhibit 23(b)


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of E'town Corporation on Form S-3 of our reports dated February 17, 1995, except for the subsequent events discussed in Notes 3 and 11 as to which the dates are February 23, 1995 and March 9, 1995, respectively, appearing in and incorporated by reference in the Annual Report on Form 10-K of E'town Corporation for the year ended December 31, 1994 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



Deloitte & Touche LLP
Parsippany, New Jersey
May 17, 1995


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